Exhibit 99.1

Media Contact:
Elliot Fox
W2O Group
212.257.6724
efox@w2ogroup.com

Investor Contact:
Mindy Lowe
Esperion Therapeutics, Inc.
734.887.3903
mlowe@esperion.com

Esperion Therapeutics Provides ETC-1002 Development Program Update; Reports Fourth Quarter and Full Year 2014 Financial Results

Conference Call and Webcast Today, Thursday, March 5, 2015, at 4:30 p.m. Eastern Time

Ann Arbor, Mich., — (Marketwired — March 5, 2015) — Esperion Therapeutics, Inc. (NASDAQ: ESPR), an emerging pharmaceutical company focused on developing and commercializing first-in-class, oral, low-density lipoprotein cholesterol (LDL-cholesterol) lowering therapies for the treatment of hypercholesterolemia and other cardiometabolic risk markers, today provided ETC-1002 development program updates and financial results for the fourth quarter and full year ended December 31, 2014.

“The past year has been the most impactful yet for ETC-1002 and Esperion,” said Tim M. Mayleben, president and chief executive officer of Esperion. “Positive top-line results from the ETC-1002-008 study positioned us to complete a successful follow-on offering; the LDL-cholesterol lowering hypothesis was reaffirmed by the scientific community; and the PPAR partial clinical hold was removed by the FDA. We look forward to building on this momentum in the months ahead as we complete the ETC-1002 Phase 2b clinical program this month, hold a mid-year End-of-Phase 2 meeting with the FDA, and advance ETC-1002 into Phase 3 before year end.”

Development Program Highlights

•                  October 1, 2014: Esperion reported positive top-line results for ETC-1002-008, a Phase 2b clinical study in patients with hypercholesterolemia with or without statin intolerance. ETC-1002 demonstrated LDL-cholesterol lowering of up to 30% as monotherapy and nearly 50% in combination with ezetimibe.

•                  October 21, 2014: Esperion completed a follow-on public offering raising approximately $100 million.

•                  January 12, 2015: Esperion announced the submission of responses to FDA for both the PPAR and 240 mg partial clinical holds for ETC-1002 and the United States Adopted Names council assigned “bempedoic acid” as the non-proprietary name for ETC-1002.

•                  February 2, 2015: Esperion announced removal of the PPAR partial clinical hold for ETC-1002 by the FDA allowing Esperion to conduct clinical studies of longer than six months in duration.

Upcoming Milestones

•                  Dr. Paul Thompson, director of cardiology at Hartford Hospital, will present full results from the Phase 2b ETC-1002-008 clinical study during the American College of Cardiology Annual Scientific Session. The abstract “ETC-1002 Lowers LDL-C More than Ezetimibe in Patients with

Hypercholesterolemia with or without Statin Intolerance” will be presented in a moderated poster session on Saturday, March 14, 2015 at 3:45 p.m. PST.

•                  The development of a fixed-dose combination with ezetimibe, as part of the development program for ETC-1002, is expected to be initiated.

•                  Later this month Esperion expects to announce top-line results from the Phase 2b ETC-1002-009 add-on to statin clinical study. This study enrolled approximately 134 patients and is evaluating the potential for ETC-1002 to provide incremental LDL-cholesterol lowering in patients already taking a statin who have not reached their LDL-cholesterol goal.

•                  Mid-year, Esperion expects to conduct an End-of-Phase 2 meeting with the FDA for ETC-1002 and to announce top-line results from the Phase 2 ETC-1002-014 clinical study. This study will enroll more than 150 patients and is evaluating the LDL-cholesterol lowering efficacy of ETC-1002 versus placebo in patients with both hypercholesterolemia and hypertension.

•                  Before year end, Esperion expects to initiate a Phase 3 clinical development program, including the Phase 3 long-term (104 week) safety study for ETC-1002.

2014 Fourth Quarter and Full-Year Financial Results

As of December 31, 2014, cash and cash equivalents and investment securities available-for-sale totaled $141.6 million compared with $77.6 million at December 31, 2013.

Research and development expenses were $6.2 million for the fourth quarter of 2014 and $25.3 million for the year ended December 31, 2014, compared to $7.3 million and $16.0 million for the comparable periods in 2013. The increase in research and development expenses was largely driven by the advancement of the ETC-1002 program through Phase 2 development.

General and administrative expenses were $3.2 million for the fourth quarter of 2014 and $10.9 million for the year ended December 31, 2014, compared to $2.4 million and $6.7 million for the comparable periods in 2013. The increase in general and administrative expenses was largely driven by incremental expenses to support public company operations, changes in headcount, which includes increased stock-based compensation expense, and other costs to support Esperion’s growth.

Esperion had a net loss of $9.5 million for the fourth quarter of 2014 and $36.4 million for the year ended December 31, 2014, compared to $9.7 million and $26.1 million for the comparable periods in 2013.

Esperion had approximately 20.4 million shares of common stock outstanding, with another 2.0 million issuable upon exercise of stock options and warrants, and $5.0 million of debt outstanding as of December 31, 2014.

2015 Financial Outlook

Esperion expects full-year 2015 net cash used in operating activities to be approximately $42 million and its cash and cash equivalents and investment securities to be approximately $100 million at December 31, 2015. The Company estimates that current cash resources are sufficient to fund ETC-1002 through the completion of its Phase 3 development program and company operations into 2018.

Conference Call and Webcast Information

Esperion’s management will conduct a conference call to discuss ETC-1002 development program updates, Esperion’s financial results for the fourth quarter and full year ended December 31, 2014, anticipated future financial results and other matters related to its future performance. The call can be accessed by dialing (877) 831-3840 (domestic) or (253) 237-1184 (international) five minutes prior to the start of the call and providing access code 78833282. A live, listen-only webcast of the conference call can be accessed on the investor relations section of the Esperion website at www.esperion.com. A webcast replay of the call will be available approximately two hours after completion of the call and will be archived on the Company’s website for two weeks.

Esperion’s Commitment to Cardiometabolic Disease

Esperion is committed to improving the lives of patients with cardiometabolic diseases. The Esperion team leverages its understanding of, and experience with, key biological pathways to discover and develop innovative therapies for the treatment of patients with hypercholesterolemia who have uncontrolled cholesterol levels despite the use of currently available therapies. Esperion has assembled a portfolio of programs including one product candidate in late-stage clinical evaluation (ETC-1002) and two preclinical product candidates.

About Esperion Therapeutics

Esperion Therapeutics, Inc. is an emerging pharmaceutical company focused on developing and commercializing first-in-class, oral, LDL-cholesterol-lowering therapies for the treatment of patients with hypercholesterolemia and other cardiometabolic risk markers. ETC-1002, Esperion’s lead product candidate, is a unique, first-in-class, orally available, once-daily small molecule designed to lower LDL-cholesterol levels and avoid the side effects associated with therapies currently available for lowering LDL-cholesterol. ETC-1002 is being developed primarily for patients with hypercholesterolemia and a history of statin intolerance. For more information, please visit www.esperion.com and follow us on Twitter at https://twitter.com/EsperionInc.

Forward-Looking Statements

This press release contains forwardlooking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the therapeutic potential of, and clinical development plan for, ETC-1002, the anticipated timing for reporting top-line results from Esperion’s ongoing studies, including ETC-1002-009 and ETC-1002-014, the anticipated timing for announcing full results from Esperion’s Phase 2b ETC-1002-008 clinical study, the anticipated timing for conducting an End-of-Phase 2 meeting with the FDA, the anticipated timing of initiation of Esperion’s Phase 3 clinical development program, the anticipated initiation of Esperion’s fixed-dose combination with ezetimibe as part of the ETC-1002 development program, and Esperion’s projections for net cash used in operating activities for 2015, cash and cash equivalents and investment securities at December 31, 2015 and availability of cash resources. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, the risk that positive results from a clinical study of ETC-1002 may not necessarily be predictive of the results of future clinical studies, particularly in different or larger patient populations, or the risk that other unanticipated developments could interfere with the development (and commercialization) of ETC-1002, as well as other risks detailed in Esperion’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Esperion Therapeutics, Inc.

Balance Sheet Data

(in thousands)

(Unaudited)

	As of December 31,
	2014	2013
Balance Sheet Data:
Cash and cash equivalents	$85,038	$56,537
Working capital	101,276	56,417
Investments	56,544	21,062
Total assets	143,344	78,294
Total long-term debt	4,299	—
Common stock	20	15
Accumulated deficit	(104,438)	(68,063)
Total stockholders’ equity	133,554	74,091

Esperion Therapeutics, Inc.

Statement of Operations

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)

Operating expenses:
Research and development	$6,200	$7,338	$25,302	$16,014
General and administrative	3,180	2,398	10,922	6,745
Total operating expenses	9,380	9,736	36,224	22,759
Loss from operations	(9,380)	(9,736)	(36,224)	(22,759)

Interest expense	(134)	—	(270)	(936)
Change in fair value of warrant liability	—	—	—	(2,587)
Other income, net	57	46	119	194
Net loss	$(9,457)	$(9,690)	$(36,375)	$(26,088)
Net loss per common share (basic and diluted)	$(0.49)	$(0.63)	$(2.22)	$(3.31)
Weighted average shares outstanding (basic and diluted)	19,276,639	15,340,713	16,374,102	7,885,921